Exhibit 99.08

Consent of Morgan Stanley Bank AG

We hereby consent to the use in the Registration Statement of Zamalight plc on Form S -4 and in the Proxy Statement/Prospectus of Praxair, Inc. and Zamalight plc, which is part of the Registration Statement, of our opinion dated June 1, 2017 appearing as Annex C to such Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the heading “Summary — Opinions of Financial Advisors to Linde AG”, “General Information — Potential Interests”, “The Business Combination — Background of the Business Combination”, “The Business Combination — Linde’s Reasons for the Business Combination”, “The Business Combination — Opinions of Financial Advisors to Linde AG” and “Alternate Information for the Exchange Offer Prospectus — Summary E.4” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY BANK AG

By:	/s/ Jens Maurer
Jens Maurer, Managing Director

By:	/s/ Moritz Zschoche
Moritz Zschoche, Executive Director

Frankfurt am Main, Germany

June 5, 2017